CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Income Buffered Auto-Callable Securities due 2021	$250,000	$32.45

August 2020

Pricing Supplement No. 4,751

Registration Statement Nos. 333-221595; 333-221595-01

Dated August 31, 2020

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities provide for a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 8.00%. In addition, the securities will be automatically redeemed if the index closing value of each of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM is greater than or equal to its respective initial index value on any quarterly redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related quarterly coupon. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to 85% of the respective initial index value, meaning that no underlying index has declined by an amount greater than the buffer amount of 15%, the payment at maturity will be the stated principal amount and the related quarterly coupon. If, however, the final index value of any underlying index is less than its respective initial index value by an amount greater than the specified buffer amount, investors will be fully exposed to the decline in the worst performing underlying index beyond the specified buffer amount on a 1-to-1 basis, subject to the minimum payment at maturity of 15% of the stated principal amount. Accordingly, investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who are willing to risk their principal based on the worst performing of three underlying indices and who seek to earn interest at a potentially above-market rate in exchange for the risk of losing some or a significant portion of their investment, and the possibility of an automatic early redemption prior to maturity. Investors will not participate in any appreciation of any underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Russell 2000® Index (the “RTY Index”), NASDAQ-100 Index® (the “NDX Index”) and Dow Jones Industrial AverageSM (the “INDU Index”)
Aggregate principal amount:	$250,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	August 31, 2020
Original issue date:	September 3, 2020 (3 business days after the pricing date)
Maturity date:	June 3, 2021
Early redemption:

If, on any redemption determination date, beginning on November 30, 2020, the index closing value of each underlying index is greater than or equal to its respective initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the index closing value of any underlying index is below the respective initial index value for such underlying index on the related redemption determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the quarterly coupon for the related interest period.
Quarterly coupon:	Unless the securities have been previously redeemed, a fixed coupon at an annual rate of 8.00% (corresponding to approximately $20.00 per quarter per security) will be paid on each coupon payment date.
Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be determined as follows:

If the final index value of each underlying index is greater than or equal to 85% of its respective initial index value, meaning that the final index value of no underlying index has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive the stated principal amount plus the quarterly coupon for the final interest period.

If the final index value of any underlying index is less than 85% of its respective initial index value, meaning that the final index value of any of the underlying indices has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive (i) the quarterly coupon for the final interest period plus (ii) an amount calculated as follows:

$1,000 + [$1,000 × index percent change of the worst performing underlying index + 15%)]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$972.10 per security. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$2.50	$997.50
Total	$250,000	$625	$249,375
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $2.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for auto-callable securities.

(2)	See “Use of proceeds and hedging” on page 28.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2017        Index Supplement dated November 16, 2017     Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Terms continued from previous page:
Redemption determination dates:	Quarterly, on November 30, 2020 and February 26, 2021, subject to postponement for non-index business days and certain market disruption events.
Early redemption dates:	Quarterly, on December 3, 2020 and March 3, 2021. If any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.
Buffer amount:

With respect to each underlying index, 15%. As a result of the buffer amount of 15%, the value at or above which each underlying index must close on the final observation date so that investors do not suffer a loss on their initial investment in the securities is as follows:

With respect to the RTY Index: 1,327.595, which is approximately 85% of its initial index value

With respect to the NDX Index: 10,294.095, which is 85% of its initial index value

With respect to the INDU Index: 24,165.543, which is approximately 85% of its initial index value

Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Initial index value:

With respect to the RTY Index: 1,561.876, which is its index closing value on the pricing date

With respect to the NDX Index: 12,110.70, which is its index closing value on the pricing date

With respect to the INDU Index: 28,430.05, which is its index closing value on the pricing date

Final index value:	With respect to each index, the respective index closing value on the final observation date
Worst performing underlying index:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Coupon payment dates:	Quarterly, on December 3, 2020, March 3, 2021 and the maturity date; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The final quarterly coupon will be paid on the maturity date.
Final observation date:	May 28, 2021, subject to postponement for non-index business days and certain market disruption events.
CUSIP / ISIN:	61771BL69 / US61771BL692
Listing:	The securities will not be listed on any securities exchange.

August 2020	Page 2

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Investment Summary

Fixed Income Auto-Callable Securities

Principal at Risk Securities

Fixed Income Buffered Auto-Callable Securities due June 3, 2021 All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM (the “securities”) provide for a minimum payment at maturity of only 15% of the stated principal amount. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 8.00%. In addition, the securities will be automatically redeemed if the index closing value of each underlying index is greater than or equal to its respective initial index value on any quarterly redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related quarterly coupon. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to 85% of the respective initial index value, meaning that no underlying index has declined by an amount greater than the buffer amount of 15%, the payment at maturity will be the stated principal amount and the related quarterly coupon. If, however, the final index value of any underlying index is less than its initial index value by an amount greater than the specified buffer amount, investors will be fully exposed to the decline in the worst performing underlying index beyond the specified buffer amount on a 1-to-1 basis, subject to the minimum payment at maturity of 15% of the stated principal amount. Accordingly, investors could lose up to 85% of the stated principal amount of the securities.

Maturity:	Approximately 9 months
Quarterly coupon:	A quarterly coupon at an annual rate of 8.00% (corresponding to approximately $20.00 per quarter per security) will be paid on the securities on each coupon payment date.
Automatic early redemption:	If the index closing value of each underlying index is greater than or equal to its initial index value on any quarterly redemption determination date, beginning on November 30, 2020, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly coupon for the related interest period.
Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, the payment at maturity will be determined as follows:

If the final index value of each underlying index is greater than or equal to 85% of its respective initial index value, meaning that the final index value of no underlying index has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive the stated principal amount plus the quarterly coupon for the final interest period.

If the final index value of any underlying index is less than 85% of its respective initial index value, meaning that the final index value of any of the underlying indices has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive (i) the quarterly coupon for the final interest period plus (ii) an amount calculated as follows:

$1,000 + [$1,000 × index percent change of the worst performing underlying index + 15%)]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security.

August 2020	Page 3

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $972.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the quarterly coupon rate, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

August 2020	Page 4

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed quarterly coupon at an annual rate of 8.00%. The securities have been designed for investors who are willing to risk their principal and seek to earn interest at a potentially above-market rate in exchange for the risk of losing some or a significant portion of their investment, and the possibility of an automatic early redemption.

The following scenarios are for illustrative purposes only to demonstrate how the early redemption payment or the payment at maturity (if the securities have not previously been redeemed) is calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed, and the payment at maturity may be less than the stated principal amount of the securities.

Scenario 1: The securities are redeemed prior to maturity	When each underlying index closes at or above its respective initial index value on a quarterly redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the quarterly coupon for the related quarterly interest period. No further payments will be made on the securities once they have been redeemed. Investors will not participate in any appreciation of any underlying index.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity

This scenario assumes that each underlying index closes below its respective initial index value on every quarterly redemption determination date. Consequently, the securities are not automatically redeemed.

On the final observation date, each underlying index closes at or above 85% of its respective initial index value. At maturity, investors will receive the stated principal amount plus the quarterly coupon for the final interest period. Investors will not participate in any appreciation of any underlying index.

Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity

This scenario assumes that each underlying index closes below its respective initial index value on every quarterly redemption determination date. Consequently, the securities are not automatically redeemed.

On the final observation date, one or more underlying indices have decreased by an amount greater than the buffer amount of 15% from their respective initial index values. At maturity, investors will receive (i) the quarterly coupon for the final interest period plus (ii) an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the worst performing underlying index from its respective initial index value beyond the buffer amount.  Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 85% of their investment in the securities.

August 2020	Page 5

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing values on each quarterly redemption determination date and (2) the final index values. Please see “Hypothetical Examples” beginning on page 7 for illustration of hypothetical payouts on the securities.

Diagram #1: Automatic Early Redemption

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

August 2020	Page 6

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities are redeemed early and the payment at maturity if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. Whether the securities are redeemed early will be determined by reference to the index closing value of each underlying index on each quarterly redemption determination date, and the payment at maturity will be determined by reference to the final index value of each underlying index on the final observation date. The actual initial index value for each underlying index is set forth on the cover of this document. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Quarterly Coupon:	8.00% per annum (corresponding to approximately $20.00 per quarter per security1)
Automatic Early Redemption:	If the index closing value of each underlying index is greater than or equal to its respective initial index value on any quarterly redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly coupon for the related quarterly interest period.
Payment at Maturity (if the securities have not been automatically redeemed early):

If the final index value of each underlying index is greater than or equal to 85% of its respective initial index value, meaning that the final index value of no underlying index has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive the stated principal amount plus the quarterly coupon for the final interest period.

If the final index value of any underlying index is less than 85% of its respective initial index value, meaning that the final index value of any of the underlying indices has decreased by an amount greater than the buffer amount of 15% from its respective initial index value, investors will receive (i) the quarterly coupon for the final interest period plus (ii) an amount calculated as follows:

$1,000 + [$1,000 × index percent change of the worst performing underlying index + 15%)]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the RTY Index: 1,200 With respect to the NDX Index: 7,600 With respect to the INDU Index: 26,000

1 The actual quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis. The hypothetical quarterly coupon of $20.00 is used in these examples for ease of analysis.

August 2020	Page 7

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

How to determine whether the securities are redeemed early:

	Index Closing Value			Early Redemption Payment*
	RTY Index	NDX Index	INDU Index
Hypothetical Redemption Determination Date 1	1,750 (at or above the initial index value)	8,800 (at or above the initial index value)	24,500 (below the initial index value)	N/A
Hypothetical Redemption Determination Date 2	1,400 (at or above the initial index value)	8,000 (at or above the initial index value)	30,000 (at or above the initial index value)	$1,020.00 (the stated principal amount plus the quarterly coupon for the related quarterly interest period)

* The Early Redemption Payment includes the unpaid quarterly coupon for the related quarterly interest period.

If, on any redemption determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value, the securities will be automatically redeemed for an early redemption payment.

On hypothetical redemption determination date 1, the RTY Index and the NDX Index each close at or above the respective initial index value but the INDU Index closes below its initial index value. Therefore, the securities are not redeemed early following such redemption determination date.

On hypothetical redemption determination date 2, each underlying index closes at or above its respective initial index value. Accordingly, the securities are automatically redeemed following such redemption determination date. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly coupon = $1,000 + $20.00 = $1,020.00

No further payments will be made on the securities once they have been redeemed. Additionally, investors will not participate in any appreciation of any underlying index.

The securities will not be redeemed early if the index closing value of any underlying index on the related redemption determination date is less than the initial index value for such underlying index.

August 2020	Page 8

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Index Value			Payment at Maturity (in addition to the quarterly coupon of $20.00 for the final interest period)
	RTY Index	NDX Index	INDU Index
Example 1:	540 (below 85% of the initial index value)	3,600 (below 85% of the initial index value)	25,000 (at or above 85% of the initial index value)	$1,000 + [$1,000 × (index percent change of the worst performing underlying index) + 15%)] = $1,000 + [$1,000 × (-55% + 15%) = $600
Example 2:	1,200 (at or above 85% of the initial index value)	7,580 (at or above 85% of the initial index value)	10,400 (below 85% of the initial index value)	$1,000 + [$1,000 × (-60% + 15%)] = $550
Example 3:	540 (below 85% of the initial index value)	3,040 (below 85% of the initial index value)	7,800 (below 85% of the initial index value)	$1,000 + [$1,000 × (-70% + 15%)]= $450
Example 4:	360 (below 85% of the initial index value)	3,040 (below 85% of the initial index value)	10,400 (below 85% of the initial index value)	$1,000 + [$1,000 × (-70% + 15%)]= $450
Example 5:	1,300 (at or above 85% of the initial index value)	8,000 (at or above 85% of the initial index value)	30,500 (at or above 85% of the initial index value)	The stated principal amount

In examples 1 and 2, the final index value(s) of one or two of the underlying indices are at or above 85% of their respective initial index value(s), but the final index value(s) of one or both of the other underlying indices have decreased from their initial index values by an amount greater than the buffer amount of 15%. Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity beyond the buffer amount and receive at maturity, in addition to the quarterly coupon for the final interest period, an amount that reflects the depreciation of the worst performing underlying index beyond the buffer amount.

Similarly, in examples 3 and 4, the final index value of each underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 15%. Investors receive at maturity, in addition to the quarterly coupon for the final interest period, an amount that reflects the depreciation of the worst performing underlying index beyond the buffer amount. In example 3, the RTY Index has declined 55% from its initial index value to its final index value, the NDX Index has declined 60% from its initial index value to its final index value and the INDU Index has declined 70% from its initial index value to its final index value. Therefore, the payment at maturity equals, in addition to the quarterly coupon for the final interest period, an amount that reflects the depreciation of the INDU index, which is the worst performing underlying index in this example, beyond the specified buffer amount. In example 4, the RTY Index has declined 70% from its initial index value to its final index value, the NDX Index has declined 60% from its initial index value to its final index value and the INDU Index has declined 60% from its initial index value. Therefore, the payment at maturity equals, in addition to the quarterly coupon for the final interest period, an amount that reflects the depreciation of the RTY index, which is the worst performing underlying index in this example, beyond the specified buffer amount.

In example 5, the final index value of each underlying index is at or above 85% of its respective initial index value. Therefore, investors receive at maturity the stated principal amount of the securities plus the quarterly coupon for the final interest period. However, investors do not participate in any appreciation of the underlying indices.

If the final index value of ANY underlying index has decreased an amount greater than the buffer amount of 15% from its respective initial index value, you will be exposed to the downside performance of the worst performing underlying index beyond the specified buffer amount, and your payment at maturity will be less than the stated principal amount. Under these circumstances, you will lose some, and up to 85% of, your investment in the securities.

August 2020	Page 9

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Risk Factors

The following is a list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities provide a minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that they provide a minimum payment at maturity of only 15% of the stated principal amount of the securities. If the securities have not been automatically redeemed prior to maturity, and if the final index value of any underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 15%, you will be exposed to the decline in the index closing value of the worst performing underlying index, as compared to its respective initial index value, beyond the buffer amount, and you will receive for each security that you hold at maturity an amount that is less than the stated principal amount. You could lose up to 85% of your investment in the securities.

▪	You are exposed to the price risk of each underlying index with respect to the payment at maturity. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If any underlying index has decreased from its respective initial index value by an amount greater than 15% as of the final observation date, you will be fully exposed to the decline in the worst performing underlying index beyond the buffer amount, even if one or both of the other underlying indices have appreciated or have not declined as much. Under this scenario, the value of any such payment at maturity will be less than the stated principal amount. Accordingly, your investment is subject to the price risk of each underlying index.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of sustaining a loss on your investment than if the securities were linked to just one index. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With three underlying indices, it is more likely that any underlying index will close below 85% of its respective initial index value on the final observation date than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment. In addition, because each underlying index must close above its initial index value on a quarterly redemption determination date in order for the securities to be called prior to maturity, the securities are less likely to be called on any early redemption date than if the securities were linked to just one underlying index.

▪	Investors will not participate in any appreciation in any underlying index. Investors will not participate in any appreciation in any underlying index from the initial index value for such index, and the return on the securities will be limited to the quarterly coupon that is paid for each quarterly interest period until early redemption or maturity.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective initial index value, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

August 2020	Page 10

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due June 3, 2021

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if any underlying index has closed near or below 85% of its respective initial index value, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of any underlying index based on its historical performance. If the final index value of any underlying index is less than 85% of its respective initial index value, you will be exposed to the decline in the final index value of the worst performing underlying index beyond the specified buffer amount on a 1-to-1 basis. There can be no assurance that you will not lose some or a significant portion of your investment. See “Russell 2000® Index Overview,” “NASDAQ-100 Index® Overview” and “Dow Jones Industrial AverageSM Overview” below.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date, upon early redemption and at maturity and therefore you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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Principal at Risk Securities

▪	Not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not participate in any positive performance of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 9-month term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your

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securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase (i) the level at or above which such underlying index must close on any redemption determination date so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices) and (ii) the level at or above which such underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities could affect the value of an underlying index on the redemption determination dates and the final observation date and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you receive at maturity (depending also on the performance of the other underlying indices).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value for each underlying index, whether the securities will be redeemed on any early redemption date and the payment at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see "Description of Auto-Callable Securities—Postponement of Determination Dates," "—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and "—Calculation Agent and Calculations" in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether the securities will be redeemed and/or the amount payable at maturity will be based on the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, as compared to the relevant initial index value (depending also on the performance of the other underlying indices).

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Principal at Risk Securities

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the worst performing underlying index, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. Additionally, the risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on any of the payments made with respect to the securities to Non-U.S. Holders. Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on August 31, 2020:

Bloomberg Ticker Symbol:	RTY	52 Week High (on 1/16/2020):	1,705.215
Current Index Value:	1,561.876	52 Week Low (on 3/18/2020):	991.160
52 Weeks Ago:	1,472.283

The following graph sets forth the daily index closing values of the RTY Index for the period from January 1, 2015 through August 31, 2020. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the RTY Index for each quarter for the period from January 1, 2015 through August 31, 2020. The index closing value of the RTY Index on August 31, 2020 was 1,561.876. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2015 to August 31, 2020

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Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter	1,548.926	1,464.095	1,535.511
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter (through August 31, 2020)	1,585.474	1,398.920	1,561.876

The “Russell 2000® Index” is a trademark of FTSE Russell.  For more information, see “Russell 2000® Index” in the accompanying index supplement.

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All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

NASDAQ-100 Index® Overview

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on August 31, 2020:

Bloomberg Ticker Symbol:	NDX	52 Week High (on 8/31/2020):	12,110.70
Current Index Value:	12,110.70	52 Week Low (on 3/20/2020):	6,994.29
52 Weeks Ago:	7,609.51

The following graph sets forth the daily index closing values of the NDX Index for the period from January 1, 2015 through August 31, 2020. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the NDX Index for each quarter for the period from January 1, 2015 through August 31, 2020. The index closing value of the NDX Index on August 31, 2020 was 12,110.70. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance.

NDX Index Daily Closing Values January 1, 2015 to August 31, 2020

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NASDAQ-100 Index®	High	Low	Period End
2015
First Quarter	4,483.05	4,089.65	4,333.69
Second Quarter	4,548.74	4,311.26	4,396.76
Third Quarter	4,679.68	4,016.32	4,181.06
Fourth Quarter	4,719.05	4,192.96	4,593.27
2016
First Quarter	4,497.86	3,947.80	4,483.66
Second Quarter	4,565.42	4,201.06	4,417.70
Third Quarter	4,891.36	4,410.75	4,875.70
Fourth Quarter	4,965.81	4,660.46	4,863.62
2017
First Quarter	5,439.74	4,911.33	5,436.23
Second Quarter	5,885.30	5,353.59	5,646.92
Third Quarter	6,004.38	5,596.96	5,979.30
Fourth Quarter	6,513.27	5,981.92	6,396.42
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter (through August 31, 2020)	12,110.70	10,279.25	12,110.70

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

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Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on August 31, 2020:

Bloomberg Ticker Symbol:	INDU	52 Week High (on 2/12/2020):	29,551.42
Current Index Value:	28,430.05	52 Week Low (on 3/23/2020):	18,591.93
52 Weeks Ago:	26,118.02

The following graph sets forth the daily index closing values of the INDU Index for the period from January 1, 2015 through August 31, 2020. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the INDU Index for each quarter for the period from January 1, 2015 through August 31, 2020. The index closing value of the INDU Index on August 31, 2020 was 28,430.05. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The INDU Index has at times experienced periods of high volatility, and you should not take the historical values of the INDU Index as an indication of its future performance.

INDU Index Daily Closing Values January 1, 2015 to August 31, 2020

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Dow Jones Industrial AverageSM	High	Low	Period End
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter	18,120.25	15,666.44	16,284.70
Fourth Quarter	17,918.15	16,272.01	17,425.03
2016
First Quarter	17,716.66	15,660.18	17,685.09
Second Quarter	18,096.27	17,140.24	17,929.99
Third Quarter	18,636.05	17,840.62	18,308.15
Fourth Quarter	19,974.62	17,888.28	19,762.60
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter (through August 31, 2020)	28,653.87	25,706.09	28,430.05

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:

With respect to the RTY Index, FTSE Russell, or any successor thereof.

With respect to the NDX Index, Nasdaq, Inc., or any successor thereof.

With respect to the INDU Index, S&P Dow Jones Indices LLC, or any successor thereof.

Interest period:	The quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.
Record date:	The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.
Day count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Postponement of early redemption dates and maturity date:	If any redemption determination date or the final observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant early redemption date or the maturity date, as applicable, the early redemption date or the maturity date, as applicable, will be postponed to the second business day following that redemption determination date or final observation date as postponed, and no adjustment will be made to any payment made on that postponed date.
Index closing value:

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of such underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for such underlying index.

With respect to each of the NDX Index and the INDU Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index as defined under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value for the NDX Index or the INDU Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by

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telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final observation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as quarterly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the quarterly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•    purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•    certain financial institutions;

•    insurance companies;

•    certain dealers and traders in securities or commodities;

•    investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•    U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•    partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•    regulated investment companies;

•    real estate investment trusts; or

•    tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)        a put right (the “Put Right”) written by you to us that, if exercised, requires you to

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pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the worst performing underlying index; and

(ii)        a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 0.4439% per annum, paid quarterly, and that the remaining portion of the coupon payments on the securities is attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

Underlying Index	Coupon Rate	Yield on the Deposit	Put Premium
NDX INDU RTY	8.00% p.a.	0.4439% p.a.	7.5561% p.a.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•    a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes. Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the securities will generally be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder who is a cash-method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to receipt of such amounts unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt. An accrual-method U.S. Holder will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method based on daily compounding.

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Additionally, a cash-method U.S. Holder who does not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the securities until the Yield on the Deposit is included in income. The amount of deductions required to be deferred should not exceed the amount of the Yield on the Deposit the U.S. Holder would have taken into income under an election to accrue such amounts.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Worst Performing Underlying Index upon Settlement of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. For the purpose of determining gain or loss on the Deposit and the Put Right upon sale or exchange of the securities prior to maturity, a U.S. Holder should apportion the amount realized between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. Such gain will be treated as ordinary interest income to the extent of any accrued but unpaid Yield on the Deposit not previously included in income, and any remaining gain will be treated as short-term capital gain. Loss on the Deposit will be treated as short-term capital loss. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income, gain or loss with respect to the securities would be materially and adversely affected.

Under one alternative characterization, the IRS could seek to treat a security as a unit consisting of a deposit and a “notional principal contract” instead of an option. In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent payments, the timing and character of income and deductions on the notional principal contract would be unclear. A U.S. Holder would likely be required to recognize income during the term of the securities with respect to the notional principal

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contract, in an amount that could differ from the portion of the coupon payments that is attributable to the notional principal contract. In addition, any income or loss recognized by a U.S. Holder at maturity of the securities would likely be ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

Alternatively, the IRS could assert that a security is a short-term debt instrument, with the result that the timing and character of income or loss on the securities might differ from the tax treatment described above (including that the entire amount of each coupon payment on the securities would be required to be included in income by a U.S. Holder at the time received or accrued). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire amount of each coupon payment on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•   an individual who is classified as a nonresident alien;

•   a foreign corporation; or

•   a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•    certain former citizens or residents of the United States; or

•    a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

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Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•    the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•    the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•    the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on payments made with respect to the securities to Non-U.S. Holders. Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with

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respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the

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securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of an underlying index, and, as a result, could increase (i) the level at or above which such underlying index must close on any redemption determination date so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices) and (ii) the level at or above which such underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of an underlying index on the redemption determination dates and the final observation date and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you receive at maturity (depending also on the performance of the other underlying indices).

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider

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All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other

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All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100 Index® and the Dow Jones Industrial AverageSM

Principal at Risk Securities

affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.

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